Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q4 2019

February 14, 2020; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Head of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Abdulrahman Tambal	JP Morgan Chase & Co
Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Koosh Patel	Deutsche Bank AG
Kristine Liwag	BofA Merrill Lynch
Moshe Orenbuch	Credit Suisse AG
Ross Harvey	Davy
Vincent Caintic	Stephens

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Air Lease Fourth Quarter 2019 Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions) I would now like to hand the conference to your speaker today, Mary Liz DePalma, Head of Investor Relations. Please go ahead, ma'am.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's Fourth Quarter and Year-End 2019 Earnings Call. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Hazy, Our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, Executive Vice President and Chief Financial Officer.

Earlier today, we published our fourth quarter and year-end 2019 results a copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Friday, February 14, 2020, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items.

These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, February 14, 2020. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations.

Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of this new information or future events. In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-K we issued today. This release can be found in both the investors and press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted. I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Well, thanks, Mary Liz. Good afternoon, everyone, and thank you for joining us.

I'd like to actually begin by wishing my wife, Celeste, a happy Valentine's Day.

So I'm pleased to report that Air Lease enjoyed another successful quarter and year in 2019, recording diluted earnings per share for the fourth quarter of $1.42, up 14.5% year-over-year. And $5.09 for the full year, up 10.7% year-over-year, all through our continued organic growth. Our portfolio metrics remained strong and consistent as our business achieved a pretax profit margin of 36.5% and a 14.2% pretax return on common equity.

ALC's revenue surpassed $2 billion at year-end for the first time, up 20% over 2018, and our aircraft investments in 2019 were the largest in ALC's history, totaling almost $5 billion despite the MAX grounding and continued delivery delays. $825 million of these aircraft investments were made in the fourth quarter as we purchased 12 aircraft. Accordingly, at year-end, our balance sheet grew to $21.7 billion, up 17% from 2018. Consistent with expectations, we sold $1 billion of aircraft in 2019, with most of these sales achieved during the second half of the year as planned, given the delays on our new aircraft deliveries. In the fourth quarter, we generated sales proceeds of $585 million, selling 11 aircraft into the Thunderbolt III transaction and the remaining aircraft to other -- 8 aircraft to other buyers.

ALC now stands with 788 aircraft owned, managed and on order. In December, we signed the final purchase agreements for the order we announced at the Paris Air Show for 102 aircraft, including A220s, for which Airbus has now purchased the remainder of Bombardier's interest. Also launching the A321 XLR and ordering incremental A320neos. We view all of these orders as important for our growth and for the overall contribution towards environmental sustainability of the airline industry. With these orders, we have 89% of our order book placed, including the MAX on long-term leases, 2 years forward and a significant amount of forward visibility with over $29 billion in total committed rentals.

Finally, and importantly, in 2019, we continued to achieve success in the debt capital markets, raising over $4 billion in capital. This includes the issuance of over $3 billion in senior unsecured notes, including our first Canadian dollar bond deal and the expansion of our bank facilities. ALC ended 2019 with over $6 billion in liquidity.

This month marks our tenth year in business. All I can say is that looking back, we have exceeded our initial expectations when we started Air Lease. I want to pause and take a heartfelt moment to especially thank our unparalleled and world-class ALC team and Board of Directors, our customers, investors, financiers, the airframe and engine manufacturers, our suppliers and our management business partners for your unwavering support and belief in what we're doing. Looking back over the last 10 years, I will only say this, it was a very good beginning. Our engines are set at full thrust, and we look forward to an even more successful next decade.

So let's look forward a bit by starting with a few topics that I know are on your mind. First, the coronavirus and its impact. Look, I won't mince words, besides the obvious human impact, it has been extremely tough, in particular, for our China and Asia airline customers with flight cancellations and dramatic drop-offs in traffic. I won't quote facts and figures to you as there are ample sources for that information. Yes, we have received requests for assistance from some lessees. And as always, we are working with our customers as needed. For example, we are making outright cash aircraft purchase offers as well as offering sale-leaseback transactions, which will provide our customers cash and positively contribute to ALC's growth this year. Furthermore, the purchase of selected aircraft can also help our MAX customers who are struggling to find summer lift in the face of still uncertain MAX delivery timing. We will also be doing some temporary lease payment deferrals as happens in these types of situations. However, as we see things today, we do not foresee a significant overall impact from this on our financial performance in 2020 or beyond. We have a very strong and healthy balance sheet. And through that balance sheet, we can and will help our airline customers. We do expect that global passenger traffic growth numbers will be impacted for 2020, possibly even resulting in flat to negative growth. Let's also remember that the traffic growth also continues to be negatively impacted by the Boeing MAX situation, which will have drawn out to at least a year or more of no deliveries into the global marketplace. The airline industry and its leasing partners, including our management team with decades of experience, have experienced shocks in pandemic episodes with varied degrees of severity before, with passenger traffic always strongly recovering over time and we believe this resilience will continue.

This belief is strongly echoed in the hundreds of conversations we have had over the past month with our airline customers in Asia and globally. While the current coronavirus has had a huge and large immediate impact, the airline industry takes a sound long-term view in their overall fleet growth plans. The MAX production cessation and Airbus production delays have resulted in a shortage of aircraft in the marketplace for the long-term view. Let me be clear that the vast majority of our MAX customers still need these aircraft greatly. And as Airbus themselves stated clearly in their recent earnings call, there is no capability to replace or backfill MAX capacity with Airbus single-aisle over the next several years.

Outside of the MAX, our new aircraft deliveries continue, to date, with our customers globally, including our customers in Asia. Yesterday, for example, we delivered at Boeing's facilities in Charleston, South Carolina, a new Boeing 787-10 to EVA Airways based in Taipei. And a few weeks before that, from Airbus, we delivered a new A321neo to Vietnam Airlines.

As to MAX deliveries, we are confident in Boeing's and the FAA's leadership, and we now see light at the end of the tunnel. Nevertheless, we still believe that it may take around 2 years for the more than 400 parked MAXs globally to ultimately return to service. Using our best estimates, we believe that we will be taking 4 new MAX aircraft deliveries in 2020. I hope this is overly conservative as we actually have 27 aircraft that have been built, but undelivered to our customers in addition to the 15 MAX aircraft we delivered to our customers prior to the grounding of the MAX fleet.

Please remember that there are many elements that need to come together for MAX deliveries to recommence over and above the green light given by the FAA. For example, the airline's own training schedule, technical issues, including return to service from a preservation maintenance state, the uploading and testing of new software on each aircraft, time life commercial discussions as to calendar time or [likelihood] of components on aircraft that have been parked for a long time; airworthiness approval of foreign certification authorities; the cancellation of delegation of authority by the FAA to Boeing engineers for issuance of certificate of airworthiness, which will now be done by FAA inspectors as each aircraft delivers and this may entail greater time, as we do not know the experience level of these inspectors. Late compensation delivery discussions. Seasonal lift demands that particularly impact smaller operators, particularly if they miss the upcoming summer season. And in the immediate near term, the coronavirus impact, which, as a practical matter, may impact some country's abilities to obtain visas for travel to accept delivery. In total, ALC has placed more than half of our MAX order book aircraft with 20 airlines in 18 countries and there remains a lot to be worked out for the delivery process. I would add that, to date, none of our MAX placements have been to airlines in China.

Despite all the challenges, we anticipate that 2020 will be another strong year for ALC. As you will see in our 10-K, we anticipate a total of 46 aircraft delivering from our order book in 2020, with only 4 MAX aircraft included in that amount. We hope we and Boeing can improve the number of MAXs that we take this year. Also, those 46 aircraft do not include any incremental aircraft purchases such as the sale leasebacks, we've been offering to help some of our China and Asian customers or other opportunistic aircraft acquisitions. On the aircraft sales side, we are seeing strong demand from a diverse base of buyers for our aircraft. Given the strong market reception to our TBOLT III transaction in the fourth quarter of 2019, we will look to continue building upon this platform in 2020. Greg will comment further as to our forecast aircraft sales dollar volume and timing, plus aircraft delivery timing for the next quarter and 2020.

Let me conclude by thanking all of you who are listening to this call for the thoughtful questions and comments you've raised in past earnings calls, in which I anticipate today. Many of you have been following us since the inception of our company, and we do value your perspectives. With that, let me turn the call over to Steve Hazy for further remarks. Steve?

Steven F. Udvar-Házy: Thanks, John, for an excellent overview of Air Lease Corporation. As John mentioned, since day one of our company's founding, it has been our goal to have a strong, independent investment-grade company with a best-in-class fleet on long-term leases to achieve profitable organic growth. It is with this team's hard work and dedication that we've been able to grow ALC in just 10 years to be $50 billion in size and scale. In just last year, we delivered our 300th new aircraft. Now with 362 with the most modern fuel-efficient aircraft scheduled to deliver between 2020 and 2024, Air Lease has the opportunity to, again, more than double the size of our fleet over the next 5 years.

ALC's order book is a huge asset, and that continues to hold true today. Currently, there are over 6,000 A320 family aircraft in the Airbus backlog and more than 4,000 737 aircraft in the Boeing backlog. That equates best case to more than 5 years of wait time and production for each aircraft type.

On the wide-body side, there's a healthy long-term dynamic with about 1,400 aircraft on order between the 787s, the new A330neos and A350 aircraft. And more recently, the A220 aircraft, which will replace A319s, larger regional jets and many older 737 classics, in some cases, has more than 500 aircraft in the backlog.

All of these aircraft will be critical for replacing older, less efficient aircraft, including the more than 3,000 jets that will turn more than 20 years of age in the next 5 years. With our well-balanced order book with high emphasis on the A321neo, the A320neo, New Boeing 737s and the most desirable Boeing 787-9s and -10s as well as the Airbus A350s and A330neos, Air Lease is very well positioned to meet both the growth and future replacement requirements of our airline clients.

Over the last few years, the airline industry has been increasingly criticized for its contribution to environmental pollution. Let me remind everyone that aviation accounts for only about 2% of human-induced CO2 emissions today. Each year since 1990, Aviation has seen fuel efficiency improvement of 2.2%, which is 3x that of cars and 9x net of trucks. So in fact, we have improved, but we must find further and better ways to progress. Flying more fuel-efficient aircraft is an integral step in improving the airline industry's carbon footprint.

The IAG group, which controls British Airways, recently announced a goal to achieve a 10% reduction in CO2 per passenger kilometer by 2025, in large part by investing in 142 new aircraft over the next 5 years. There have also been announcements from the likes of JetBlue, easyJet, SAS and others, and this is just a real-time example of the airline industry's goals to become more environmentally sustainable.

We believe that scrutiny of the airline industry will only get greater. And with order book aircraft anywhere from 15% to 30% more fuel-efficient than the predecessors, ALC will be right there to help our airline customers modernize their fleets as they respond actively to this important issue. Despite the tremendous gain in environmental efficiencies primarily attributable to new engine technology, we do believe that further improvement still needs to be made across all engine manufacturers to work out the teething pains associated with this new technology, which has impacted dispatch reliability in a negative manner. We and our airline customers look to the airframe and engine OEMs to accelerate improvement in this regard.

Talking about the latest aircraft type, just as a factual reminder of importance, the Air Lease team just took delivery of the 100th Boeing 787 Dreamliner that we ordered and bought directly from Boeing by ALC and our previous leasing enterprise. This achievement of 100th Boeing 787 Dreamliner is unmatched and reflects our commitment to supply airlines worldwide with the newest and most modern jet aircraft.

Switching to the geopolitical front. We continue to monitor trade talks. Boeing and Airbus both have significant percentages of their orders set to deliver to airlines in the U.S., Europe and Asia. We are in a global business. And ultimately, there will be more lost by an economy than gained by any tariffs imposed on aircraft or underlying issues created by political animosity. We remain hopeful and optimistic that these trade issues will be intelligently resolved so that politics do not impact the growth of our industry or the regional economies served by our airline customers. Air transportation is a vital lifeblood to global commerce and our responsibility to create tailwinds not headwinds in this area.

Over the last decade, we have grown ALC's customer base to 106 different airline customers in 59 different countries at the end of 2019. Some of the new customers we've added are names that we've known for years and others are newer or start-up airlines, where we spent time and resources with senior levels of the company, advising them.

Our team continues to travel the world to maintain our client base, while at the same time, expanding our customer list to include new names, which are shaping the airline landscape. As John mentioned, some of our customers are dealing with issues today that did not exist a few months ago, and they will turn to their lessor partners for guidance and help.

For years, we have received questions about lessor competition, and it is in times like these that our commitment to our customers and the commitment of various aircraft lessors will be put to the test and become very evident to our airline clients. We are confident that the health of our business, our strong balance sheet and our excellent long-term airline relationships and the strength of our seasoned management team will allow us to assist our airline customers through any setbacks or turbulence while finding new opportunities to, once again, differentiate Air Lease and succeed. And with that, I turn the call over to our CFO, Greg Willis, to provide an update on Air Lease's financial metrics and financial activities for the second -- I'm sorry, for the fourth quarter of 2019.

Gregory B. Willis: Thank you, Steve, and good afternoon, everybody.

As mentioned earlier, we recorded strong results for the fourth quarter and the full year 2019, reporting diluted earnings per share of $1.42 and $5.09, respectively. We realized a 15.4% adjusted pretax return on common equity, and a 39% adjusted pretax margin, reflecting the embedded strength and stability in our business model. And our key metrics of portfolio yield and lease term remaining stable and in line on an age-adjusted basis.

For the fourth quarter of 2019, ALC generated record total revenues, approximately $549 million, up 22% as compared to Q4 2018. And were comprised of $504 million of rental revenues and $44 million of aircraft sales, trading and other activities. Our fleet activity included the purchase of 11 new aircraft and 1 aircraft in the secondary market, representing $825 million of aircraft investments as well as the sale of 19 aircraft for total proceeds of $585 million. Included in aircraft sales, trading and other activities is $33 million of gains on sales and approximately $6 million in management fees.

Turning to expenses. Total interest expense increased year-over-year on continued fleet growth, though partially offset by the decline in our composite cost of funds. Our composite interest rate declined to 3.34% in 2019 versus 3.46% in the prior year. On the financing side of the business, we have benefited from a decline in prevailing interest rates, as we have opportunistically accessed the global capital markets to lock in long term, low-cost financing, which I will cover in more detail momentarily. Our percentage of fixed rate funding remains substantial at approximately 88%, consistent with our conservative approach towards interest rate risk management. Depreciation continues to track the growth of our fleet, while SG&A represented approximately 5.7% of total revenues as compared to 5.8% of total revenues in the fourth quarter of last year. We continue to expect that over time, our revenue growth will outpace our SG&A growth. We run a highly efficient organization with just 117 employees, now servicing $21.7 billion in total assets as we see this efficiency driving substantial shareholder value well into the future.

Looking forward to 2020, we expect to deliver 46 aircraft, representing approximately $4.1 billion in aircraft investment. As John mentioned, we substantially reduced our aircraft investment expectations for the MAX deliveries for 2020, given our view even if a mid-year return to services have achieved, it could take an extended period of time for Boeing to deliver our aircraft on order. In terms of quarterly mix, as of today, we are expecting $600 million in Q1, $1.6 million aircraft investments in Q2, $600 million in Q3 and $1.3 billion in Q4. Additionally, we expect deliveries in the first quarter of 2020 to be weighted towards the back end of the quarter. And it's worth noting that even with revised MAX expectations, 2020 is still expected to be our second largest dollar value of aircraft investment in our history.

We will continue to evaluate aircraft sales opportunities and currently anticipate selling $1 billion of aircraft in 2020, with the majority of this volume occurring in the second, third and fourth quarters of the year, with relatively limited sales and gains on sale in Q1. Sales activity will remain focused on our managed vehicles that we will continue to sell to third parties, buyers as well. As John mentioned, and as discussed on our call, our Thunderbolt III portfolio transfers are proceeding nicely. And we anticipate transferring the remaining 8 aircraft from held for same into the new structure over the remainder of Q1 and Q2 in 2020. Including this $116 million of economic value we expect to realize over the life of this deal, we expect to transfer these aircraft to be -- to result in an accretion of ROE as well as to reduce our average fleet age. As a reminder, these aircraft are no longer recurring rent nor depreciation as a product because they're held for sale accounting treatment, and the gains will be recognized upon the completion of the transfer of the aircraft in this TBOLT III entity.

Moving to the financing side of the business. As always, we continue to evaluate and seek out the most cost-efficient financing for ALC. In the fourth quarter, we completed our first international issuance via the Canadian bond market, raising CAD 400 million at a 2.625% coupon maturing in 2024, which we fully swapped back to U.S. dollars at a rate of 2.535%. Canadian investor appeal was strong for this issuance, and we are excited to have successfully tapped a new market and investor base. Then in addition, in January, we took advantage of attractive U.S. capital market conditions, and issued $750 million in senior notes at a coupon of 2.3% that mature in 2025 as well as $650 million in senior notes, a 3% coupon that mature in 2030. These issuances represent the lowest coupon issuance for similar maturities in ALC's history and bodes favorably for our outlook on our cost of funds in 2020.

We maintained a sizable liquidity position of $6.3 billion at year-end. Our only significant maturity remaining this year is a $400 million bond, which has a coupon of 4.75%, matures in March. And we've already prefunded this maturity at a significantly lower rate. We ended the year slightly below our 2.5x debt-to-equity target at 2.4x. But as a reminder, our debt-to-equity ratio will regularly fluctuate above and below this level based on the timing of aircraft investments and sales. We remain committed to our financing strategies of 80% fixed-rate debt, 90% unsecured debt, and again, the year benefiting from 3 investment-grade ratings, all with stable outlooks.

Lastly, I want to highlight the fact that our business model is very straightforward and simple. We purchased young aircraft, in high demand with volume discounts and place them on long leases at attractive economic terms and then sell them with substantial runway of economic life ahead of them, and all while maintaining conservative financial leverage and risk metrics.

Over the history of our business, we have demonstrated a track record of executing on this approach, including selling of aircraft at a premium carrying value. This part is most important, not just because it contributes incremental revenue to our business, but the sales also serve to prove out the success of our strategy by reflecting our ability to buy aircraft right. Generating attractive returns all along the way, and on average, achieving 8% to 10% gains on sale clearly demonstrates the strength of our model as well as the substantial embedded value of our fleet, order book and our leases.

And with that, I'll turn the call back over to Mary Liz for the question-and-answer session.

Mary Liz DePalma: Thank you, Greg. This concludes management's remarks. Now I'd like to hand the call back over to the operator to open the line for the Q&A session.

Q&A

(Operator Instructions)

Operator: Our first question comes from Vincent Caintic with Stephens.

Vincent Caintic: Earnings speeches are the best Valentine's gifts, so thank you for that. First question. If I remember correctly, there were some portfolio repositioning in the fourth quarter that might have driven the lease rates or at least revenues lower than normal. If that's true, just wondering what the run rate lease income would have been without the repositioning? And then if you're looking forward into 2020, is there anything we should also be aware of that would drive rental rate volatility?

Gregory B. Willis: Yes. I mean, we repositioned our Thomas Cook aircraft. The leases were done at market. And you can see a very stable yield that we've been able to achieve all throughout the -- over the last several years. So there hasn't been an outwardly outsized impact on the numbers. We took a lot of the security baggage in the end of Q3, but the results themselves were very stable.

Vincent Caintic: Okay. Great. And then secondly, so 2020 seems like it's going to be a volatile year in terms of aircraft capacity. So some of the issues you highlighted causing overcapacity and then you have others like the MAX delays causing lack of supply. Just -- are you seeing a lot of near-term repositioning activity as a result of all of this? And any view on the impact, the near-term impact of the Air Lease economically?

Steven F. Udvar-Házy: We don't see any aircraft repossessions in the foreseeable future. Most of our Asian airline customers are the large, well-established global network carriers. Many of them are state-owned. They have a lot of financial resources and resilience. And the European market has stabilized. The late deliveries of Airbus single-aisle aircraft and the MAX situation is actually creating a shortage of aircraft. We have more than a dozen European airlines looking for immediate list of A320, A321 and 737s. So in the European landscape, we actually see a shortage of aircraft, particularly single-aisle aircraft. And in North America, we continue to see good robust earnings, lower fuel prices, which will help the North American carriers on their margins. And we're seeing yields stabilize or, in some cases, actually improve slightly in 2020. So if we look at North America and Europe. I think we're in a very good position. And Asia, we believe that our customers can withstand the short-term impact of the virus situation.

Operator: Our next question comes from Catherine O'Brien with Goldman Sachs.

Catherine O'Brien: So I really appreciate all the color you guys gave just on the evolving coronavirus situation. And I just had a question on the request for assistance you're receiving. I'm just wondering, how does that usually play out? Is this typically 1 or 2 months of deferred rent payments. And then, I guess, just at your former company, any examples of how quickly an airline, given some sort of lease payment relief typically gets back on schedule? I really appreciate color.

John L. Plueger: Yes. Sure. As you can imagine, again, airlines have stopped flying. They have less cash coming in. And I think Steve highlighted the fact that our airlines, particularly in China, the strongest airlines are there. That being said, there are some secondary and tertiary carriers that need cash, and so we've offered to buy aircraft outright. We've offered to do sale-leaseback transactions. But in the line with that, several have asked for a 1- to 2-month deferral of some lease payments, and we will probably accommodate that. This is what we've doing also -- you referenced our prior company. And although that was a time of SARS as well. Don't forget, we also lived through 9/11, which was a really big shock and you have the global traveling public that actually were hesitant to fly for 3 to 4 months, but there was, ultimately, a recovery. So in many ways, I'm not minimizing it, but in many ways, it's a very similar situation here. And I think I tried to emphasize in my prepared remarks, the long-term outlook, which the airlines still have. So in summary, in some cases, we're going to help provide cash through our balance sheet and buying aircraft, in some cases, we will allow partial or some deferment of a few months of lease payment. We normally collect that over the remainder of the leasing terms or the leasing duration of these aircraft. There's a few other things that we can juggle around. But I think the point here is we've gone through this before. We have tools and techniques that are well-proven to deal with our customers. And I think the important thing for us to do is recognize this as a time to differentiate ourselves for our customers by helping them. That was the biggest tailwind for the start of Air Lease. Everybody that came to us in that first year said, "Hey, remember when you guys helped us here or there." And I constantly emphasize that to our team. So certainly difficult times. But in the big picture, we've seen this before. We have plenty of tools and big balance sheet capacity to help with it.

Catherine O'Brien: I appreciate that. Maybe one quick follow-up to that, John. And then a separate question. So the quick follow-up would be, given the lack of narrow-body supply right now in the market, do you already have line of sight on some carriers who will be more than happy to take any aircraft that you buyback from those Chinese carriers off your hand?

John L. Plueger: Yes. Absolutely. As Steve indicated, we've got about a dozen carriers in Europe that probably feel that they will not have their summer season made because of the MAX, even if we have a May or June, green light by the FAA. EASA still has to give their green light. Foreign authorities do. And so yes, we have a dozen airline operators just in Europe alone that are asking us for aircraft. So that's why I said in my prepared remarks, not only will this help our own growth in 2020, but it will help our airline customers, particularly in Europe, get through the summer season that they've already booked. And now for the second summer in a row, will likely not have their MAX lift.

Catherine O'Brien: Okay. Understood. And then maybe just on the managed vehicles. In the past, you've talked about one of the benefits of these managed vehicles being that, you can continue your relationship with the airline customer, which you just noted the importance of that. And so -- but like while still managing your fleet concentration. So has your managed fleet continued to grow? How has maintaining these relationships helped you most? Is it all about having more consistent dialogue with airlines and just being their fleet needs or something else I'm not thinking of?

John L. Plueger: Yes. Sure. It all comes down to our global depth and reach across the customer market base. The more touch points, the more depth we have in that, the better it is. And the more tools we have to help our airline customers. So it's been a huge positive win for us, and that's why we want to continue on this management business track. We can do so much more by controlling more aircraft. We don't always have to have those aircraft, primarily on our balance sheet, and that's the beauty of the management business.

Steven F. Udvar-Házy: One more comment. The airlines that -- our customers, when we sell them the aircraft, generally, the airlines prefer that we continue the management of those assets rather than having a new party, in many cases, they don't have any relationship with that other lessors. So overwhelmingly, we're seeing airlines express a preference for the continuation of Air Lease being into the -- in the relationship on those aircraft.

Operator: Our next question comes from Helane Becker with Cowen.

Helane Becker: Just an accounting question, Greg. These receivables, as you help your customers, will that -- I mean, the help you give your customers will show up in aircraft receivables. Is that correct? Is that how we can monitor this going forward?

Gregory B. Willis: Not necessarily. A lot of the -- if there's rent deferrals they will get -- the straight-line amounts will get -- it depends -- it actually depends on which solution and the method in which we provide the help. But very rarely does it wind up increasing the receivable balance.

Helane R. Becker: Okay. That's actually very good to know. The other thing I wanted to ask is, I know we've all gone through this before and I've done some work in this area. In China, 10,000 -- 10 million people rather traveled outbound in the year 2000 and 162 million people traveled outbound in 2018. And they were 16% of -- or they're 16% of global economy now versus 4% during the SARS time. Are you concerned that these numbers are so much bigger now that the recovery time will be more than just sort of back half of the year?

John L. Plueger: Look, I think it's a possibility. It's one of the reasons that I commented in my prepared remarks that we envision this could very well be a year with 0 to negative passenger growth rate for some of these same reasons you talk about. So let's say that it does take a little bit longer, that's certainly true. But I think the bigger point to impress upon you here is that over the longer term, and whether it's near or medium term, the airline traffic does recover. Steve commented in his prepared remarks about the vital essence of air transportation and global commerce and human connectivity. So it may be a bit longer this time, kind of hard to speculate. The severity does seem worse. But again, we've always taken a long-term view on our business, and we think that's the case now.

Helane Becker: Okay. That's really helpful. The only other thing I had was, on one of the last conference calls this year, we talked about the fact that, and you pointed out, Steve, that China and Asia were going to be declining or certainly China a declining portion of your investment and U.S. and North America would increase. And I see that happened actually year-over-year '19 versus '18. So how are you thinking about getting -- where are you thinking about China and sort of Canada -- or U.S. and Canada, North America going to in the -- as a percentage of the fleet?

Steven F. Udvar-Házy: Look, as John said, China will continue to grow once we get out of this short-term sort of aberration. But I think long before the medical crisis that arose in the last 60 days. We had already programmed our fleet portfolio composition to have China, Mainland China, be right around 15% to 16%. So kind of in a rough way, 1/6 of our fleet would be dedicated to China. And then a significant part of that 1/6 will operate in long-haul international operations, with A350s, 787s and so forth. So of the 15%, a portion of that will operate domestic and regional services in China and Southeast and Northeast Asia, and a large part of the investment we have in China with the airlines. Our wide-body aircraft that will operate to North America, Europe, Australia and some of the larger regional airports in Japan, Singapore and so forth. So does that make sense?

Helane R. Becker: Yes.

Steven F. Udvar-Házy: Even if we further divide the 15% into various components of what those airplanes are really doing.

Operator: Our next question comes from Koosh Patel with Deutsche Bank.

Koosh Patel: Just as I look at the order book for 2020, you have a healthy mix of new tech aircraft from both the major OEMs delivering this year. So just as we think about some of the various production issues that each of the OEMs have been experiencing over the past couple of years, could you help us get a better sense of what percentage of the $4.1 billion in CapEx that you're expecting to deliver might be at risk of getting pushed into next year? And if you don't have a specific figure, maybe you could just talk to us about what some of the biggest areas you perceive to be of concern?

John L. Plueger: Sure. Look, let's just separate now for this purpose, Airbus and Boeing. We -- let's start on the Airbus side, and you're really talking about most of the single aisles here, the A321neos, specifically. We already have been experiencing 3 to 5 months delivery delays all throughout '18 and '19. So if you will, some of the aircraft we're taking delivery in the first quarter of this year already should have been delivered last year in the same way some of the aircraft that were in the third or the fourth quarter scheduled for 2020 originally, for our contract agreements will slide out. So in effect, we've already had a slide. So the bottom line is we don't anticipate on the Airbus side, on a net-net basis, any significant variance. Now that could change. Recently, there has been some developments further issues on the Pratt & Whitney geared turbofan, which may cause Pratt & Whitney to divert a bit more of their production into support the fleet of the aircraft that are in service as opposed to go into production. That remains to be seen, but that is a possibility.

And of course, we've already commented on the MAX. We believe we'll take 4 this year. We hope that it will be more. We'd welcome to have more, but it's a big process to work out with our customers. So I think the bottom line is, I think that $4.1 billion appears today to be pretty solid. And we've already been living with these delays for a while. So certainly, if there's a major impact to that in the next quarter or so, we'll let you know. Airbus is currently running about 5 to 6 months late on their A321neos. I think that's been well documented by other airlines and lessors as well. So -- but I guess, if there -- if there is good news here, it's that this has been going on for several years now. So the spillover effect has been happening.

Steven F. Udvar-Házy: I think in the next earnings call in May, I think we'll have a better sense on where Boeing is headed on the certification of the airplane. And also, we'll see how Airbus is performing, particularly in Hamburg on the A321neo. But as John said, it's conceivable that we may have 1 or 2 A321s that may slide into '21. It could also be that since those aircraft are follow-on configurations, they're not the first of that tied to an airline. Airbus could very well meet these objectives. The biggest question mark and the unknown is really the 737. Because currently, we're conservatively planning 4 aircraft but it could be as many as 20 aircraft and everything in between. So we really have very little visibility until we have the regulatory revalidation both from the FAA, EASA, the European authorities and also the Chinese, Canadian and Russian authorities.

Operator: Our next question comes from Jamie Baker with JPMorgan.

Abdulrahman Tambal: This is Abdul on for Jamie and Mark. My first question is, aircraft likes to talk about how new their technology is and how old their current or older technology is. So is that the right way to think about it? And is that the right way to think about ALC's portfolio strategy as well?

Gregory B. Willis: I think we have a very simple and demonstrated strategy for managing residual value risk, right? We have young airplanes that we bought at attractive prices. We put them on long-term lease, and we hold them for the first 1/3 of their useful life. And we have a demonstrated track record of executing sales dispositions to people that enjoy the 2/3 of the life that's remaining. So to me, it's a very simple strategy. It's easy to understand, and it's proven, and that's how we manage our residual value risk.

Steven F. Udvar-Házy: But to say that a 5-year old 737-800 is somehow -- should be classified in a different category. When you look at today's fuel prices, if you look at the maintenance cost of the aircraft and compare it to the MAX, the cash operating cost differentials are very, very small.

Abdulrahman Tambal: Got it. Okay. And my next question is. How feasible is it to take the aircraft out of China and move into Europe as you kind of mentioned before? How quickly can this be done given the need to reconfigure the claims? And for example, if you take the plane out in March, could you have it ready within June?

John L. Plueger: Yes. We already are, in fact, very close to taking delivery of two 737-800s, for example, out of China that we already have placed in Europe. And so if you're talking about like, I don't know, like travel or something. I mean, no, that is happening and there's no impediments to that. The airlines are gearing up for it. So those types of operations are still going on. Aircraft movements are still taking place. So we really don't see any...

Gregory B. Willis: I think his question is geared at the ease that we can do the sale leaseback to help our customers with the coronavirus and in that situation the customers are very willing (inaudible) facilitate that process.

Steven F. Udvar-Házy: And keep in mind that we have leases already with these airlines. We have leases on aircraft that we leased them. So the documentation already exists for the majority of the paperwork involved. All we have to do is insert the aircraft involved and the new commercial terms for all of the legal and regulatory insurance issues are already agreed between the airline and us.

John L. Plueger: If you're a smaller or medium-sized airliner in China, Asia and you need cash, and we're about to write you or wire transfer a big check, you can bet your bottom dollar that transaction will happen expeditiously.

Steven F. Udvar-Házy: And by the way, that could take 2 forms. We have discussed with airlines in China that we're ready and willing to purchase, for example, A320 category, A321, 737-800. We would consider purchasing an aircraft and taking it out of China and leasing it to one of our customers in Europe. We can also consider a sale leaseback structure, where we buy the aircraft, create liquidity for the airline and lease that airplane back to the Chinese carrier or an Asian carrier for 3 or 4 years. So those are different scenarios that we're happy to discuss with our customers.

Operator: Our next question comes from Moshe Orenbuch with Crédit Suisse.

Moshe Orenbuch: Happy 10th anniversary to everyone. I was hoping that -- most of my questions actually have been asked and answered, but while you were doing your prepared remarks, AerCap announced that they actually had done some rescheduling to defer deliveries of MAXs with Boeing. Are there opportunities to create additional value for Air Lease and its customers through this process that you're working on that you could share with us?

John L. Plueger: Yes. Look, as you can imagine, these discussions have been ongoing for months. And we're always orienting it out towards an outcome to have a win-win-win, where we can help Boeing in some of these circumstances and taking aircraft earlier. We are more than open. If we can help in other situations where there's critical delivery needs and maybe we have an unplaced position and we don't have that many left, but if we have an unplaced position or we have a customer who says, you know what, if I can't get this MAX by September, October, I don't want it until April, we'll give that position up to Boeing to satisfy our bigger needs. So this is really part of a very large framework and fabric and puzzle where all parties work together in good faith. I do believe that we'll be able to get some advantageous either positions or opportunistic aircraft buys where they be from Boeing or other. But that's what we do. I mean, this is how we can move quickly. This is what we offer. So I'm pretty confident that we'll be -- it'll be a net positive for us.

Steven F. Udvar-Házy: Yes. We have daily consultations with going leadership. We are up there frequently, in Seattle, Chicago, to make sure that both sides understand where we're headed. And we're working this on a customer-by-customer basis. So we're very sensitive to our individual airline requirements on the 737-8 and the 737-9s that have already been built or will be built shortly after production resumes.

Moshe Orenbuch: Got it. My follow-up question for Greg. I mean, you talked about the fact that you're basically able to finance at the lowest level you've seen. So how much debt kind of gets repriced? Or how much will be issued during 2020 to kind of take advantage of that? And what percentage of the total? And how much lower do you think the cost will be than your average?

Gregory B. Willis: I guess, the way I look at it, we did $1.4 billion in January. We typically do between $3 billion and $4 billion in financing a year. A lot of that is weighed with how much we wind up-selling to because of another source of financing. And a lot of that is also dependent upon where interest rates are. Right now, when the rates are the way they are, we typically load up on liquidity and lock in long-term financing. So it's kind of hard to guide where we expect our composite cost of funds to go. But given the rate environment right now, we feel pretty happy that we were able to lock up our lowest 5-year coupon as well as our lowest 10-year coupon in January.

John L. Plueger: I would just add one other comment that we are mindful that this is an election year. And so the majority of our financing will be concluded and done well before we get into the end of the year and any election jitters in the marketplace, et cetera, et cetera. We've already well thought that out

Gregory B. Willis: And one other thing to add to is, as I mentioned in the prepared remarks, we're about to pay off a $400 million issuance that we did 7 years ago. That carries a coupon of 4.75%. And that's well north in 200 basis points where we're currently borrowing today. So I think that bodes well for our future composite cost of funds.

Operator: Our next question comes from Kristine Liwag with Bank of America.

Kristine Liwag: Steve, in your prepared remarks, you highlighted that aviation is only 2% of man-made emissions globally. Do you think that focus on carbon emissions in aviation is a fad or a long-term trend?

Steven F. Udvar-Házy: No. This is a very important trend, both in Europe and North America, particularly. And we are talking to IATA to make sure that the airline community has a singular voice because I think most people on the street are not really aware of the percentage of contribution that aviation makes to the CO2 emissions. So I think there has to be more education. I think people have to understand that in the last 30, 40 years, commercial aircraft have become quieter and have been able to improve tremendously in the area of emissions and fuel consumption. I don't think the general public is as well informed. And both the airline community, the manufacturers and IATA and other groups need to communicate this to the general public. And also to the politicians and policymakers that are so focused on this issue.

The other thing, Kristine, is air traffic control. And what really frustrates me and John, because we're pilots, is every time we fly to Europe, we're putting the holding patterns. We fly a 300-mile leg between 2 cities but we actually wind up flying 500 miles. And so you have all these politicians making a lot of noise about airlines are polluting the earth. But they can't get a united skies air traffic control system together in Europe, which would save hundreds and hundreds of millions of gallons of fuel and cut down on pollution and healthy environment. And just in that area alone, there could be significant gains made with very little investment. So instead of really killing the airlines, these politicians and leaders should look in their own backyard and see how incompetent they've been to modernize ATC systems in Europe.

Kristine Liwag: That seems to be the logical path. But I guess, what we've seen in the industry sometimes as they focus on other things. What seems to be something of focus would be what you've highlighted, which is newer aircraft that are more fuel efficient, also have lower emissions. So if they wanted to take the easy way out, it could be something focusing on those assets. Do you think that -- yes, and you're right, you mentioned you have a very ESG-friendly portfolio because you have a newer fleet. So if you're an airline and you can't really change politicians' minds, but you want to make sure that you have a ESG-friendly fleet. One way to do it would be to focus on newer technology. If this continues to be the long-term trend and this is not the hard cap of fixing ATCs. What do you think happens to the average service life of an airplane. Does that get shorter?

John L. Plueger: No. This is John. Look, we've had other -- environment is a big buzzword today. But 10 years ago or 15, we called it fuel, fuel efficiency. There's other factors that drive the technology development of aircraft. And I think the fact of the matter is this is not a short year 1 or 2 or 3 or 5, 10-year phenomenon. Technology progresses, aircraft improve. In this case, we're focusing and emphasizing on the environmental friendly aspects of the newest technology aircraft. But there's absolutely no forces, despite this focus, the airline transportation network, a number of fleet globally now 28,000 aircraft, simply too large to be replaced in any short-term period. And therefore, the need for those aircraft continues. So we absolutely see no drive at all for a shorter aircraft life.

Steven F. Udvar-Házy: Kristine: 25, 30 years ago, noise was a huge thing. And the international regulators went from what they call Stage 2 aircraft to Stage 3. And everybody said, the Stage 2 aircraft are going to be obsolete. They'll never go 25 years. What really happened? Boeing and Douglas, which were the 2 main manufacturers of those aircraft, came up with hush kits. And all of a sudden, Stage 2 aircraft became Stage 3 aircraft. So this notion we hear every few years that aircraft lives maybe are going to get shorter. We don't believe in that.

And secondly, a lot of airplane types are cargo conversion candidates. We see that today with the older 737-800s, the A321ceo,is now becoming an intensive program for cargo conversion to replace 757 freighters. We see it on 767s. I think Boeing and several other organizations are working on 777 passenger aircraft to be converted to freighters. So those conversions will actually extend the useful life of these aircraft up to 30 to 35 years. So I don't believe the environmental concerns will diminish the useful lives of aircraft. Plus, there's parts of the world where this issue is not really front and center with the local politicians.

Operator: Our next question comes from Ross Harvey with Davy.

Ross Harvey: I have two. Firstly, compared to your 10-Q in November, you expect 34 less deliveries in 2020. In terms of the quantum, how much of that gap do you think could be filled with the sale leaseback and aircraft purchase offers you've made to your customers that you mentioned earlier in the call?

Secondly, of the $1 billion of sales, as Greg mentioned for 2020, how do you think that might split between sales and to manage platforms and sales and to independent third parties?

Gregory B. Willis: I think it's too soon to comment in terms of the split. I think it's important that we have access to multiple channels to sell airplanes. I think it's also too soon to comment in terms of the scale and the amount or the volume of sale leaseback transactions we will do to help out our customers but we have a substantial amount of cushion in our balance sheet right now. We're at -- we are below our debt-to-equity target, but it will be a very facts-and-circumstances approach to figure out how we help our customers on a case-by-case basis.

John L. Plueger: Yes. Please bear in mind that it's only in the last 5 or 6 working days that the dialogue with our Asian customers has become more intense to discuss their particular circumstances. And so we're very early in that process of discussing with airlines what exactly are the optimal solutions to give them this short-term support, whether it's through acquisition of aircraft, that we take away, sale leasebacks or deferrals of some short-term rents or applying other security deposits that we have for some assistance. This is in the very early stages of formulation.

I can add maybe to help where you're going in terms of the split on aircraft sales with managed vehicles. If you look back, historically 2019, 2018, generally speaking, it's been -- about half of the aircraft sales have gone to managed vehicles, give or take, I don't know, a few percent over the last several years, and that's historically what we've done.

Steven F. Udvar-Házy: And one more thing, at the back end of the year, as we get into the third and fourth quarter, when we have more clear visibility on the Boeing and Airbus delivery situation, we can make adjustments to our aircraft sales at the back end of the year and maintain our debt-to-equity ratio and make the necessary fine-tuning for the full scale 2020. It's too early as we sit here today to comment on what we'll have to do at the back end of the year to make those adjustments.

Ross Harvey: That's very helpful. As a follow-up, could I just ask, you've exceeded, obviously, your own original expectations at your 10th anniversary. And I might guess that the competitive landscape is also quite different to what you might have anticipated with a lot of new entrants, some interesting M&A. Do you have expectations you can set out in terms of the overall leasing space and the competitive landscape that you see in the coming years?

John L. Plueger: Well, actually, believe it or not, when we started Air Lease, we knew very, very well that we would be going into more competitive. We started at a time where the airline was -- where the industry was starting from stress, the financial crisis in 2008, 2009. Some parent companies went out of business or were close to going out of business. So we knew going in that we would face an increasing competition. We had already seen back then and envisioned cheaper cattle coming in from Asia, China and Japan. So the truth is, that's pretty much been borne out and we set our business objectives and did our plans accordingly.

I do think, as Steve alluded to, as the -- as we have some stress now in Asia. Look, stress does one thing, it tends to separate the men from the boys. The long-term players from those that were just in for a shorter time. I do think that there will be some shake out there. And maybe we can take advantage of that. It's hard to define right now. But in times of stress, the people that entered the business with ease, during times of capital of plenty and et cetera, et cetera, tend to get their mettle tested, and we've seen this before as well.

Steven F. Udvar-Házy: And keep in mind that the total airline industry has grown more than 50% in that 10-year period, both in terms of traffic and number of aircraft being utilized. So the pie has gotten bigger. Yes, there's more players in the space, but the overall size of the industry has grown.

And secondly, what's really important, and it gets very little attention recently, is if we look at the period up to 2010, the export credit agencies, like the Export-Import Bank and the European ECAs were significant financiers or guarantors of financing of new aircraft for the airlines. Whereas in the last 5 years, it's probably been less than 1% of the financing has come from export credit agencies. And the lessors have played a big role in displacing the financing that was traditionally done by the export credit agencies.

Operator: I'm not showing any further questions at this time. I would now like to turn the call back over to Mary Liz DePalma for any closing remarks.

Mary Liz DePalma: Okay. Thank you, everyone. That is all for our call today. We will look forward to speaking with you again after the conclusion of the first quarter. Joelle, thank you, and you can now disconnect the lines.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.